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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

       Company                             Jurisdiction of Organization
       -------                             ----------------------------
      1.Citrix Systems Netherlands, B.V.  Rotterdam, The Netherlands
      2.Citrix Systems - V.I., Inc.       St. Thomas, U.S. Virgin Islands
      3. Citrix Systems Canada, Inc./     Ontario, Canada
         Citrix Systemes Canada, Inc.
      4.Citrix Systems GmbH*              Munich, Germany
      5.Citrix Systemes France S.A.R.L.*  Saint-Cloud, France
      6.Citrix Systems UK Limited*        London, England

* Citrix Systems GmbH, Citrix Systemes France S.A.R.L., and Citrix Systems UK Limited are wholly owned subsidiaries of Citrix Systems Netherlands, B.V.